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                   JONES, DAY, REAVIS & POGUE
                NORTH POINT - 901 LAKESIDE AVENUE
                   CLEVELAND. OHIO 44114-1190

       TELEPHONE: 216-5116-3939  FACSIMILE:  216-579-0212

                                        WRITER'S DIRECT NUMBER;
                                        (216) 5867209
                                        mcieri@jonesday.com

                                  August 16,2001



Mr. Gary J. Wolfe
Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004

    Re:  Allied Riser Communications Corporation

Dear Mr. Wolfe:

     I am in receipt of your letter dated August 13, 2001. In your letter, you state that you represent the holders (the "Noteholders") of 60% of the outstanding principal amount of 7.5% Convertible Subordinated Notes Due 2007 (the "Notes") issued by Allied Riser Communications Corporation ("Allied") and request that Allied's management meet with the Noteholders to discuss Allied's financial affairs and a possible restructuring of Allied. This letter serves as a response to your request.

     Allied's management is prepared to meet with the Noteholders at an agreeable time and place. Obviously, before any such meeting can take place, the Noteholders must execute a confidentiality agreement regarding the nonpublic information that may be discussed at such meeting. In the interests of expediting the scheduling of such a meeting, I have attached a proposed confidentiality agreement that is acceptable to Allied. Please notify me whether your clients are amenable to entering into such agreement.

     Also, in connection with any meeting between the Noteholders and Allied's management, it will be necessary for you to identify the Noteholders that you represent as well as the amount of their interests in the Notes.



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     Should you have any questions regarding the proposed
confidentiality agreement or otherwise, please do not hesitate to call.

                                  Very truly yours,

                                  /s/ Richard M. Cieri
                                  -------------------------
                                      Richard M. Cieri












































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